EXHIBIT 10.7

[GRAPHIC APPEARS HERE]	VisionGATEWAY Inc. C/ - visionGATEWAY Pty Limited ACN 098530879 133 Alexander St. CROWS NEST NSW 2065 AUSTRALIA Phone - +61-(0)2-9965 7269
…Internet Resource Management Systems… www.visiongateway.net

PRIVATE & CONFIDENTIAL

The Directors,

Aspen Capital Partners (Aust) Pty Ltd,

Level 7,

160 Edward St,

BRISBANE QLD 4000

Dear Sir,

Agent arrangement between visionGATEWAY Inc (VGI) and ACPL

I refer to our previous correspondence regarding the provision of services by Aspen Capital Partners Limited (ACPL) to visionGATEWAY.

This letter sets out an agent agreement and commission structure between VGI and ACPL.

In this Agreement, the party who is contracting to receive services is visionGATEWAY Inc (“VGI”), and the party who will be providing the services is “ACPL”. ACPL has experience and relationships with potential channel partners that sell or distribute high-tech products to end customers and is willing to provide services to VGI based on this background. VGI desires to have services provided by ACPL.

Services to be provided

Currently, VGI provides one product to the market, INTERScepter, an internet resource management tool. The number of products in this agreement will change as VGI begins to provide other products or services to the market in the future. This agreement will exist for all countries in which the products and services are sold.

[GRAPHIC APPEARS HERE]	…Internet Resource Management Systems…

This agreement will be effective from June 1, 2002, whereby ACPL will continue to provide services to facilitate the signing up of channel partners, referring, assisting, facilitating and/or execution of sales of product represented by VGI; and facilitating partner agreements between VGI and channel partners who sell VGI’s product and services.

Commission payments

VGI will make commission payments to ACPL in all regions where VGI or its agents operate. A commission rate of 3 per cent will be paid on any initial and ongoing net sales value to VGI for any product or service provided by VGI, and normally sold through a signed up channel partner or distributor.

Payment process

For the purposes of this agreement, the commission rate VGI pays ACPL is calculated on the contractual rate (sales amount) established between any customer(s) and channel partner for sales of product(s) provided by VGI less the commission paid by VGI to that channel partner. The following payment terms apply:

a.	Payment Schedule. The commission payments shall be payable no later than 5 business days after each calendar month based on VGI’s receipt of liquid funds from the customer or channel partner during that month. Payment will be made to the bank account that ACPL nominates and will either be in the currency of the country where the sale has taken place or in Australian dollars.
b.	Accounting. VGI shall maintain records in sufficient detail for purposes of determining the amount of the commission. VGI shall provide to ACPL a written accounting that sets forth the manner in which the commission payment was calculated for each payment made to ACPL.
c.	Right to Inspect. ACPL, or ACPL’s agent, shall have the right to inspect VGI’s records for the limited purpose of verifying the calculation of the commission payments, subject to such restrictions as ACPL may reasonably impose to protect the confidentiality of the records. Such inspections shall be made during reasonable business hours as may be set by VGI.
d.	Non-payment. VGI shall have no obligation to pay commissions in the event customer fails to pay, or in the event that customer fails to pay VGI commissions, fees, discounts or rebates.

Products

Currently, only one product, INTERScepter, an internet management software tool is provided for sale by VGI. The number of products offered for sale by VGI may change from time to time and VGI shall not be obligated to pay commissions on products that may no longer be represented by VGI.

[GRAPHIC APPEARS HERE]	…Internet Resource Management Systems…

Duration of agreement

This agreement shall be in force for seven years from June 1, 2002 unless both parties provide written notice to terminate this agreement or ACPL ceases to provide management services to VGI.

In either event the commission payments will be limited to the customers as at the termination date for the duration of the agreement (June 1, 2009).

Please sign this document below to acknowledge ACPL’s commitment to this agreement. I look forward to successful business development and sales results.

Regards,

Michael Emerson

Chief Executive Officer, visionGATEWAY Inc.

ACPL commits to this agreement per

Martin Wotton